Exhibit 99.1

For Immediate Release	Contacts:	Stacy Frole	(419) 627-2227
August 8, 2013		Lisa Broussard	(419) 609-5929
CEDAR FAIR ANNOUNCES RECORD RESULTS THROUGH FIRST HALF OF 2013; STRONG PERFORMANCE CONTINUES THROUGH JULY

•	Positive guest response to new rides and entertainment offerings drive record attendance and guest per capita spending
SANDUSKY, OHIO, August 8, 2013 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for its second quarter ended June 30, 2013 and provided insight into attendance and revenue trends through this past Sunday, August 4, 2013.
Highlights

•
The Company reported record net revenues of $403.4 million for the six months ended June 30, 2013, up $17.6 million, or 5%, compared with the prior-year period ended July 1, 2012, on a 5% increase in average in-park guest per capita spending(1) and a 6% increase in out-of-park revenues.

•	Strong revenue trends continued in July, with preliminary net revenues up approximately 5% through Sunday, August 4, 2013.

•
The Company remains confident in its ability to achieve a fourth consecutive year of record results and reaffirmed its full-year guidance of net revenues between $1.090 billion and $1.115 billion and Adjusted EBITDA between $400 million and $410 million.

•	The Company declared a quarterly cash distribution of $0.625 per Limited Partner (LP) unit payable September 16, 2013, consistent with its annualized rate of $2.50 for 2013.
(1) Average in-park guest per capita spending is defined as the Company's total in-park revenues, including gate admissions and revenue received inside the park gates for food, merchandise, games and premium benefit offerings, divided by total attendance.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record Results Through First Half of 2013;
Strong Performance Continues Through July
August 8, 2013

Commenting on the Company's strong results through the second quarter and trends through August 4, 2013, Matt Ouimet, Cedar Fair's president and chief executive officer said, “Our strong performance in the first half of the year and into the peak summer vacation months reinforces our confidence in our ability to deliver a fourth consecutive year of record results in 2013. We continue to see guests respond favorably to our long-term 'FUNforward' growth initiatives which have helped to increase revenues across all aspects of our business. Through this past weekend, we have experienced an increase in guest spend -- both in admissions and in-park spending, and an increase in out-of-park revenues, driven largely by our resort accommodations. These results reflect our strong positioning which has allowed us to generate consistently solid results in both the short and long term.
“We know that delivering a great guest experience to every guest, every time they visit is critical to the success of our business,” noted Ouimet. “While new rides, attractions and shows are important elements, the guest experience is largely defined by the quality of service our employees provide. I am very proud of our employees as they work diligently to serve our guests in a manner consistent with our cornerstones of Safety, Service, Courtesy, Cleanliness and Integrity.”
Six-Month Results
Net revenues were $403.4 million for the six months ended June 30, 2013, an increase of $17.6 million, or 5%, compared with the six-month period ended July 1, 2012. Net loss during this period was $61.7 million, or $1.11 per diluted LP unit, versus a net loss of $28.8 million, or $0.52 per diluted LP unit, for the first six months of 2012.
The increase in net revenues was attributable to a 5%, or $1.93, increase in average in-park guest per capita spending to $42.17, and a 6%, or $2.8 million, increase in out-of-park revenues to $48.1 million, compared with the same period a year ago. These increases were slightly offset by a less than 1% decrease in attendance, or 52,000 visits, to 8.7 million visits compared with the prior year. Excluding Knott's Soak City - San Diego, which was sold in November 2012, attendance was comparable to the same period last year.
The larger net loss during the first six months of 2013 was primarily attributable to the write off of loan fees from our 2010 and 2011 financings as a result of our March 2013 refinancing as well as a $22.7 million increase in the unrealized and realized foreign currency losses. The write off of these loan fees resulted in a $34.6 million non-cash charge to earnings in the period. From an operational perspective, operating costs

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record Results Through First Half of 2013;
Strong Performance Continues Through July
August 8, 2013

and expenses through the first six months of the year were up 1%, or $4.2 million, which is in line with expectations.
Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, increased $13.6 million, or 19%, to $86.8 million for the six months ended June 30, 2013. Adjusted EBITDA margins during this same period improved by approximately 250 basis points (bps) compared with the prior-year period. The increase in Adjusted EBITDA and Adjusted EBITDA margins is attributable to the solid net revenue growth in addition to the Company's continued focus on effectively managing its fixed-cost base. Through the second quarter of 2013, the Company reported a decrease in the cost of sales associated with food, merchandise and games revenues as well as a decrease in operating expenses as a percent of net revenues. These decreases were slightly offset by an increase in selling, general and administrative costs as a result of increased advertising fees and labor costs, largely related to full-time staffing levels.
Second-Quarter Results
The fiscal three-month period ended June 30, 2013, consisted of a 13-week period and included a total of 800 operating days compared with 14 weeks and 905 operating days for the fiscal three-month period ended July 1, 2012. In addition to being one week shorter, the second quarter of 2013 included two fewer admissions gates, due to the sale of the San Diego water park in November 2012 and the elimination of a separate-charge water park gate in Kansas City, Missouri. Oceans of Fun is now included in the admissions gate for the Company's Worlds of Fun amusement park for the 2013 operating season and is no longer counted as a separate gate.
For the quarter ended June 30, 2013, net revenues increased 1%, or $4.0 million, to $361.6 million from $357.6 million in the second quarter of 2012. This increase reflects a 5%, or $2.04, increase in average in-park guest per capita spending, and a 5%, or $1.7 million increase in out-of-park revenues, partially offset by a 4% decrease in attendance, or 353,000 visits. The decrease in attendance for the second quarter was the direct result of fewer operating days, the Easter holiday shift to the first quarter of 2013 and unfavorable short-term weather trends.
"In 2013 we have made additional investments to enhance the overall guest experience and our second quarter results have clearly benefited from this initiative," Ouimet added. "Improvements in the quality and variety

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record Results Through First Half of 2013;
Strong Performance Continues Through July
August 8, 2013

of our food offerings, a solid 2013 capital plan and adding additional value to the overall guest visit by extending park hours, expanding live entertainment on our midways and increasing the number of special events at our parks have resonated well with our guests. This enhanced guest experience has resulted in increased revenues for the quarter despite fewer operating days."
Positive Impact from July Operations
Based on preliminary results, net revenues through August 4, 2013 were approximately $712 million, up 5%, or $36 million, compared with $676 million for the same period last year. The increase was a result of an approximate 5%, or $2.24, increase in average in-park guest per capita spending to a record $43.47, and an approximate 7%, or $5 million increase in out-of-park revenues to $78 million. These increases were slightly offset by a less than one percent, or 52,000-visit, decrease in attendance. Excluding the water park sold in 2012, attendance was up 1%, or 75,000 visits, to a record 15.0 million visits on a comparable park basis.
Cash Flow and Liquidity Remain Strong
As of June 30, 2013, the Company had $43.6 million in cash on hand, $628.4 million of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $901.4 million of fixed-rate debt and $58.0 million borrowed under its revolving credit facilities. The Company believes its credit facilities and cash flows are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Distribution
The Company announced today the declaration of a cash distribution of $0.625 per LP unit, consistent with its targeted annualized rate of $2.50 per LP unit for 2013. The distribution is payable on September 16, 2013 to unitholders of record as of September 5, 2013. "This quarter's distribution appropriately reflects Cedar Fair's strong performance to date and our confidence in our highly successful, long-term growth strategy -- 'FUNforward' -- which we expect to continue to help drive our success," added Ouimet.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record Results Through First Half of 2013;
Strong Performance Continues Through July
August 8, 2013

Outlook
Cedar Fair's new rides and attractions, including the record-breaking winged roller coaster, GateKeeper, at Cedar Point; the new Boardwalk area and ride refurbishments at Knott's Berry Farm; the combination and expansion of the Oceans of Fun water park with Worlds of Fun; and a world-class wooden roller coaster, Gold Striker, at California's Great America, are all receiving strong reviews from park guests. “Our strong capital line-up, coupled with the second year of our 'Thrills Connect' marketing campaign and new e-commerce platform, have resulted in record season pass sales for our 2013 operating season,” added Ouimet. "We have also experienced steady growth in group sales this year, as we continue to add value to our offerings, improve catering facilities and have the second-year benefit of an incentivized sales force.
“As we head into the peak vacation month of August and our Halloween period, we are encouraged by the positive momentum we have experienced through July and remain confident in our 2013 plan and growth strategy,” said Ouimet. “While we have approximately one-third of the operating season still ahead of us, we expect 2013 to be another record year and are reiterating our expectations for full-year net revenues between $1.090 billion and $1.115 billion and Adjusted EBITDA between $400 million and $410 million.”
Conference Call
The Company will host a conference call with the investment community today, August 8, 2013, at 10:00 a.m. Eastern Time. The call will be webcast live on the Cedar Fair website (www.cedarfair.com). It will also be available for replay starting at 1:00 p.m. ET, Thursday, August 8, 2013, until 11:59 p.m. ET, Thursday, August 22, 2013. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4628410.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, four outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record Results Through First Half of 2013;
Strong Performance Continues Through July
August 8, 2013

Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. In addition, if additional issues arise in the course of the Company's review of its accounting treatment with respect to certain asset retirements, the nature and scope of expected adjustments to previously-issued financial statements may change. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at www.cedarfair.com
###

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record Results Through First Half of 2013;
Strong Revenue and Attendance Trends Continue Through July
August 8, 2013

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except per unit amounts)

	Three months ended		Six months ended		Twelve months ended
	6/30/2013	7/1/2012	6/30/2013	7/1/2012	6/30/2013	7/1/2012
	(13 weeks)	(14 weeks)	(26 weeks)	(26 weeks)	(52 weeks)	(53 weeks)
Net revenues:		(As restated)		(As restated)		(As restated)
Admissions	$202,536	$201,866	$222,559	$213,536	$621,092	$638,347
Food, merchandise and games	119,840	121,335	136,532	133,867	344,879	367,532
Accommodations and other	39,244	34,405	44,328	38,401	120,098	97,038
	361,620	357,606	403,419	385,804	1,086,069	1,102,917
Costs and expenses:
Cost of food, merchandise and games revenues	31,053	32,486	36,090	36,573	94,565	97,407
Operating expenses	141,284	146,236	217,941	217,521	451,823	458,266
Selling, general and administrative	45,767	44,511	66,806	62,495	142,622	144,773
Depreciation and amortization	46,032	47,909	50,818	51,988	125,136	130,416
(Gain) on sale of other assets	—	—	—	—	(6,625)	—
Loss (gain) on impairment / retirement of fixed assets, net	29	(862)	629	(770)	31,735	10,389
	264,165	270,280	372,284	367,807	839,256	841,251
Operating income	97,455	87,326	31,135	17,997	246,813	261,666
Interest expense	25,861	30,236	51,624	57,039	105,204	130,927
Net effect of swaps	(2,273)	(173)	6,938	(1,143)	6,589	(14,717)
Loss on early debt extinguishment	—	—	34,573	—	34,573	—
Unrealized/realized foreign currency (gain) loss	14,886	9,301	23,844	1,109	13,737	14,863
Other (income) expense	(69)	(2)	(109)	(18)	(159)	(305)
Income (loss) before taxes	59,050	47,964	(85,735)	(38,990)	86,869	130,898
Provision (benefit) for taxes	11,660	11,381	(23,999)	(10,158)	17,917	13,790
Net income (loss)	47,390	36,583	(61,736)	(28,832)	68,952	117,108
Net income (loss) allocated to general partner	—	1	(1)	—	—	2
Net income (loss) allocated to limited partners	$47,390	$36,582	$(61,735)	$(28,832)	$68,952	$117,106

Net income (loss)	$47,390	$36,583	$(61,736)	$(28,832)	$68,952	$117,108
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	1,592	481	1,893	(688)	2,950	733
Unrealized income (loss) on cash flow hedging derivatives	1,679	(2,370)	10,564	(2,031)	12,735	(3,854)
Other comprehensive income (loss), (net of tax)	3,271	(1,889)	12,457	(2,719)	15,685	(3,121)
Total comprehensive income (loss)	$50,661	$34,694	$(49,279)	$(31,551)	$84,637	$113,987
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,484	55,481	55,464	55,433	55,446	55,389
Net income (loss) per limited partner unit	$0.85	$0.66	$(1.11)	$(0.52)	$1.24	$2.11
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,822	55,818	55,464	55,433	55,791	55,844
Net income (loss) per limited partner unit	$0.85	$0.66	$(1.11)	$(0.52)	$1.24	$2.10

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record Results Through First Half of 2013;
Strong Revenue and Attendance Trends Continue Through July
August 8, 2013

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
SECOND QUARTER

(In thousands)	6/30/2013	7/1/2012
		(As restated)
Cash and cash equivalents	$43,628	$35,929
Total assets	$2,080,895	$2,133,529
Long-Term Debt, including current maturities:
Revolving credit loans	$58,000	$111,000
Term debt	628,425	1,140,100
Notes	901,431	400,647
	$1,587,856	$1,651,747
Total partners' equity	$39,233	$62,320

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
SECOND QUARTER

	Three months ended		Six months ended		Twelve months ended
		(as restated)		(as restated)		(as restated)
	6/30/2013	7/1/2012	6/30/2013	7/1/2012	6/30/2013	7/1/2012
	(13 weeks)	(14 weeks)	(26 weeks)	(26 weeks)	(52 weeks)	(53 weeks)
	(In thousands)
Net income (loss)	$47,390	$36,583	$(61,736)	$(28,832)	$68,952	$117,108
Interest expense	25,861	30,236	51,624	57,039	105,204	130,927
Interest income	(69)	(2)	(109)	(18)	(159)	(87)
Provision (benefit) for taxes	11,660	11,381	(23,999)	(10,158)	17,917	13,790
Depreciation and amortization	46,032	47,909	50,818	51,988	125,136	130,416
EBITDA	130,874	126,107	16,598	70,019	317,050	392,154
Loss on early extinguishment of debt	—	—	34,573	—	34,573	—
Net effect of swaps	(2,273)	(173)	6,938	(1,143)	6,589	(14,717)
Unrealized foreign currency (gain) loss	14,875	8,878	23,756	629	13,946	14,549
Non-cash equity expense	869	568	3,802	2,268	4,799	2,257
Loss (gain) on impairment/retirement of fixed assets, net	29	(862)	629	(770)	31,735	10,389
(Gain) on sale of other assets	—	—	—	—	(6,625)	—
Terminated merger costs	—	—	—	—	—	150
Refinancing costs	—	—	—	—	—	(195)
Other non-recurring items (as defined)	(297)	444	508	2,165	2,523	6,420
Adjusted EBITDA (2)	$144,077	$134,962	$86,804	$73,168	$404,590	$411,007

(2) As permitted by and defined in the 2013 Credit Agreement

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233